EXHIBIT 3(a)

FOURTH AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AND DISTRIBUTION AGREEMENT

This FOURTH AMENDED AND RESTATED PRINCIPAL UNDERWRITING AND DISTRIBUTION AGREEMENT ("Agreement"), effective June 2, 2017, is made by and between Ameritas Investment Corp., ("Underwriter" and "Distributor") and Ameritas Life Insurance Corp. ("Insurance Company") (hereinafter the Underwriter/Distributor and the Insurance Company shall be referred to individually as a "Party" and collectively as the "Parties"), on the Insurance Company's own behalf and on behalf of the following separate accounts of the Insurance Company:

Ameritas Life Insurance Corp. Separate Account LLVA, resolution dated October 26, 1995

Ameritas Life Insurance Corp. Separate Account LLVL, resolution dated August 24, 1994

Ameritas Variable Separate Account VA-2, established by board resolution dated March 1, 2007

Ameritas Variable Separate Account V, resolution dated March 1, 2007

Ameritas Variable Separate Account VA, resolution dated March 1, 2007

Ameritas Variable Separate Account VL, resolution dated March 1, 2007

Carillon Account resolution dated December 5, 2013

Carillon Life Account resolution dated December 5, 2013

(hereinafter the separate accounts shall collectively be referred to as the "Accounts").

WHEREAS, the Accounts were established under authority of resolutions of the Insurance Company's Board of Directors on the respective dates listed above, in order to set aside and invest assets attributable to certain variable annuity contracts and variable life insurance policies (hereinafter the policies and contracts shall be referred to as the "Contracts") issued by the Insurance Company;

WHEREAS, the Insurance Company has registered the Accounts as unit investment trusts under the Investment Company Act of 1940 (the "Investment Company Act") and has registered or will register the Contracts under the Securities Act of 1933 (the "1933 Act").

WHEREAS, the Insurance Company has filed or will file the Contracts for approval by the state insurance departments in those jurisdictions where it is authorized to transact business.

WHEREAS, the Underwriter/Distributor is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA");

WHEREAS, pursuant to Principal Underwriting Agreements (each an "underwriting agreement") between the Insurance Company and the Underwriter, and the Insurance Company’s predecessor and the Underwriter, the Underwriter has served as principal underwriter and distributor for Contracts funded by the Accounts with respect to underwriting agreements dated September 1, 2009 for the following Accounts:

Ameritas Life Insurance Corp. Separate Account LLVA,

Ameritas Life Insurance Corp. Separate Account LLVL,

Ameritas Variable Separate Account VA-2 and Ameritas Variable Separate Account VA,

Ameritas Variable Separate Account V and Ameritas Variable Separate Account VL,

Carillon Account,

Carillon Life Account; and

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WHEREAS, the Insurance Company and the Accounts desire to have Contracts sold and distributed through the Distributor and the Distributor is willing to sell and distribute such Contracts under the terms stated herein.

NOW, THEREFORE, the Parties hereto agree that all previous underwriting agreements and paymaster agreements between the Parties, including those specifically identified above, are collectively replaced and superseded by this Agreement as of the effective date of this Agreement, and further agree as follows:

1.	The Insurance Company grants to the Underwriter the right to be, and the Underwriter agrees to serve as, the principal underwriter of the Contracts during the term of this Agreement. The Insurance Company also hereby appoints the Distributor as its agent to distribute the Contract and Distributor agrees to use its best efforts to solicit applications for the Contracts at its own expense, and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Contracts.

2.	All premiums for Contracts shall be remitted promptly in full together with such application, forms, and any other documents required by the respective Insurance Company. Checks or money orders in payment of premiums shall be drawn to the order of "Ameritas Life Insurance Corp."

3.	The Underwriter/Distributor agrees to offer the Contracts for sale in accordance with the prospectuses in effect. The Underwriter/Distributor is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectuses filed with the SEC or in such sales literature as may be developed and authorized by the Insurance Company in conjunction with the Underwriter/Distributor.

4.	The Underwriter/Distributor shall be responsible for any filings of advertisements or sales literature required to be made with the FINRA.

5.	The Underwriter agrees to join the Insurance Company, upon the Insurance Company's request and after independent review of such matters, in any joint applications required to be filed with the SEC under the 1934 Act, the 1933 Act and the Investment Company Act.

6.	The Insurance Company shall be responsible for any filings of advertising and sales literature required to be made with state insurance regulators.

7.	On behalf of the Accounts, the Insurance Company shall furnish the Underwriter with copies of all prospectuses, financial statements and other documents which the Underwriter/Distributor reasonably requests for use in connection with the distribution of the Contracts.

8.	The Insurance Company represents to the Underwriter that the prospectus included in an Account's Registration Statement for each Contract, post-effective amendments thereto and any supplements thereto, as filed or to be filed with the SEC, as of their effective dates, contain or will contain, all statements and information which are required to be stated therein by the 1933 Act and in all respects conform or will conform to the requirements thereof. Neither any prospectus, nor any supplement thereof, includes or will include, any untrue statement of a material fact, or omits or

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will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that the foregoing representations shall not apply to information contained in or omitted from any prospectus or supplement in reliance upon, and in conformity with, written information furnished to Insurance Company by Underwriter/Distributor specifically for use in the preparation thereof. The foregoing representation also shall not apply to information contained in or omitted from any prospectus or supplement of any underlying mutual fund.

9.	(a)	The Underwriter/Distributor represents that it is duly registered as a broker-
dealer under the 1934 Act and is a member in good standing of the FINRA and, to the extent necessary to offer the Contracts, shall be duly registered or otherwise qualified under the securities laws and insurance laws of any state or other jurisdiction. The Underwriter shall be responsible itself, or through contracts with others, including Insurance Company, for carrying out its sales and underwriting obligations hereunder in continued compliance with the FINRA Rules and federal and state securities laws and regulations. Without limiting the generality of the foregoing, the Underwriter/Distributor agrees that it shall be fully responsible for:

	(1)	ensuring that no person shall offer or sell the Contracts on its behalf, as Distributor, until such person is duly registered as a representative of the Distributor, duly licensed and appointed by the Insurance Company, and appropriately licensed, registered or otherwise qualified to offer and sell such Contracts under the federal securities laws and any applicable securities laws and insurance laws of each state or other jurisdiction in which such Contracts may be lawfully sold, in which the Insurance Company is licensed to sell the Contracts and in which such persons shall offer or sell the Contracts; and

	(2)	training, supervising, and controlling all such persons for purposes of complying on a continuous basis with the FINRA Rules and with federal and state securities law requirements applicable in connection with the offer and sale of the Contracts. Distributor is responsible for all costs associated with this undertaking. In connection with this undertaking, the Distributor shall:

		(A)	conduct such training (including the preparation and utilization of training materials) as in the opinion of the Distributor is necessary to accomplish the purposes of this Agreement;

		(B)	establish and implement reasonable written procedures for supervision of sales practices of agents, representatives or brokers selling the Contracts; and

		(C)	take reasonable steps to ensure that its associated persons shall not make recommendations to an applicant to purchase a Contract and shall not sell a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant.

	(b)	The Parties acknowledge that the United States Department of Labor ("DOL") has issued final rules expanding the definition of an “investment advice fiduciary” under the Employee Retirement Income Security Act ("ERISA") and Section 4975 of the Internal Revenue Code ("IRC"), and adding, revoking, and amending certain prohibited transaction exemptions ("PTEs"),
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including Prohibited Transaction Exemption 2016-01 (the "Best Interest Contract Exemption"), (collectively, the "DOL Fiduciary Rule"), to be applicable as of April 10, 2017, or such later date as determined by the DOL ("Applicability Date"). With regard to the DOL Fiduciary Rule as it pertains to recommendations of the Contracts by the Distributor through its registered representatives, the Parties agree as follows:

(1)	The Distributor represents and warrants, with regard to recommendations of the Contracts by its registered representatives on or after the Applicability Date when such Contracts will be held in clients’ IRAs, that it will be solely responsible for the provision of investment advice to such clients in connection with the Contracts. Distributor further represents that the actions of the Distributor and its registered representatives shall be in accordance with the fiduciary standards imposed pursuant to the DOL Fiduciary Rule with respect to investment advice provided in connection with IRAs and ERISA plans.
(2)	Distributor represents and warrants that, although personnel of Insurance Company may be consulted for purposes of answering client questions regarding the features of the Contracts, Distributor and its registered representatives qualify as "independent fiduciaries with financial expertise," as that term is used in 29 C.F.R. Section 2510.3-21(c)(1) with respect to the Contracts such that information provided by Insurance Company or its related entities to Distributor or its registered representatives is not intended as investment advice under the DOL Fiduciary Rule. In the event a registered representative of Distributor does not qualify as an independent fiduciary, Distributor will ensure that other registered representatives of Distributor with respect to any Contract will so qualify.
(3)	To the extent Distributor and its registered representatives may be engaged in prohibited transaction(s) described in section 406(a) or (b) of ERISA or section 4975(c) of the IRC in connection with the provision of investment advice to Contract holders, Distributor and such registered representatives represent and warrant that they shall comply with all conditions of applicable PTEs.
(4)	Distributor acknowledges and agrees that Distributor will represent to a potential or current Contract holder that Distributor is the "Financial Institution" as defined in the Best Interest Contract Exemption with respect to Contract holders receiving investment advice from its registered representatives for compensation.
(5)	With respect to any Contracts acquired or held by a client’s IRA prior to the Applicability Date, Distributor shall be responsible for fulfilling any fiduciary obligations resulting from the DOL Fiduciary Rule and applicable PTEs for any investment advice, as defined under the DOL Fiduciary Rule, provided with respect to such Contracts, on or after the Applicability Date.
(6)	The parties acknowledge and agree that the Insurance Company shall not be required to, nor will it provide any investment advice, as defined under the DOL Fiduciary Rule, on or after the Applicability Date with respect to any Contracts acquired or held by clients of Distributor and its registered representatives.

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10.	(a) The Underwriter is hereby authorized to enter into sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by the Underwriter shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with the FINRA Rules and applicable federal and state securities laws. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately licensed or appointed for the sale of the Contracts under the Federal and state securities laws and the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold.

(b) The Underwriter represents and warrants that it will establish in all such sales agreement relationships with independent broker-dealers that the independent broker-dealer shall be the Financial Institution as defined in the Best Interest Contract Exemption with respect to Contracts recommended by its registered representatives to clients’ IRAs, and other terms consistent with this undertaking.

11.	The Insurance Company shall apply for the proper insurance licenses in the appropriate states or jurisdictions for the designated persons associated with the Underwriter or with other independent broker-dealers which have entered into agreements with the Underwriter for the sale of the Contracts, provided that the Insurance Company reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed. The Party designating such person for licensing will pay the cost of licensing for the designated person. The Insurance Company will pay the cost of appointing all designated persons it appoints.

12.	The Insurance Company and the Underwriter/Distributor shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the Investment Company Act, the 1933 Act, the 1934 Act, and any other applicable laws and regulations. The books, accounts and records of the Insurance Company, the Accounts, and the Underwriter/Distributor as to all transactions hereunder shall be maintained and preserved in conformity with the requirements of Rule 17a-3 and 17a-4 under the 1934 Act, so as to disclose clearly and accurately the nature and details of the transactions. The Insurance Company, as agent for the Underwriter/Distributor, shall maintain such books and records of the Underwriter/Distributor pertaining to the sale of the Contracts and required by the 1934 Act as may be mutually agreed upon from time to time by the Insurance Company and the Underwriter/Distributor; provided that such books and records shall be the property of the Underwriter/Distributor, and shall at all times be subject to such reasonable periodic, special or other examination by the SEC and all other regulatory bodies having jurisdiction. The Insurance Company shall be responsible for sending all required confirmations on customer transactions in compliance with applicable regulations, as modified by any exemption or other relief obtained by the Insurance Company. The Underwriter/Distributor shall cause the Insurance Company to be furnished with such reports as the Insurance Company may reasonably request for the purpose of meeting reporting and recordkeeping requirements under the insurance laws of the State of Nebraska and any other applicable states or jurisdictions.

13.	The Insurance Company, as agent for the Distributor, shall have the responsibility for the ministerial duty of paying all commissions or other fees which are due for the sale of Contracts as determined solely by the Distributor, as directed by and on behalf of
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the Distributor. The Insurance Company shall also pay any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements between the Underwriter, Insurance Company, and such other broker-dealers. Notwithstanding the preceding sentence, no associated person or broker-dealer shall have an interest in any deductions or other fees payable to the Underwriter pursuant to the terms of this Agreement.

14.		If an Insurance Company is required to refund premiums or return accumulation values and waive surrender charges on any Contract for any reason; then no commission will be payable on such payments, and previously paid commissions, to the extent they are refunded by the Insurance Company, must be refunded by the Distributor.

15.	(a)	The Insurance Company shall pay fair and reasonable compensation to the Underwriter for the services provided in each such role under this Agreement. Prior to the beginning of each calendar year, the Parties shall agree upon the annual amount of such compensation, which shall be based upon an appropriate methodology which may include metrics such as the Underwriter staff counts, time estimates, sales projections, general administration and overhead related to the services the Underwriter provides to the Insurance Company. The Underwriter shall provide and maintain appropriate and adequate documentation of the methodology and metrics that the Parties agree upon and use to support the fairness and reasonableness of such compensation.

	(b)	Annual underwriting compensation shall be paid by the Insurance Company to the Underwriter in twelve (12) equal monthly installments during the course of the calendar year. In the event this Agreement is terminated prior to the end of the calendar year, the Insurance Company’s obligation to pay compensation shall also terminate effective with the date this Agreement is terminated. In the event of an unforeseen change in circumstances resulting in a material change in either the volume of business or in the agreed upon services provided under this Agreement, the Insurance Company and Underwriter agree to in good faith negotiate an appropriate, fair and reasonable change in the compensation for the remainder of the year.

16.		The Insurance Company and the Underwriter/Distributor hereby agree to comply with all applicable laws and regulations intended to prevent, detect, and report money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to (1) obtain, verify, and retain information with regard to customer identification and source of funds, and (2) to maintain records of all Account transactions.

Each Party to this Agreement also agrees (to the extent consistent with applicable law) to take all steps necessary and appropriate to provide requested information about customers to any other Party to this Agreement that shall request such information due to an inquiry or investigation by any law enforcement, regulatory or administrative authority. To the extent permitted by applicable law and/or regulation, each Party to this Agreement shall notify the other Party of any concerns that shall arise in connection with any customer in the context of relevant anti-money laundering legislation/regulations. Each Party to this Agreement shall hold harmless the other Party for any actions that may arise for good faith attempts to comply with all

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applicable laws, rules and/or regulations of governmental agencies, law enforcement organizations and/or Self Regulatory Organizations.

17.	Each Party agrees that all Nonpublic Personal Information obtained in the performance of duties and obligations under the Agreement shall be held in the strictest confidence and will not be used for any other purpose except to perform duties under the Agreement. Such information shall not be disclosed to any third party without the express written consent of the affected individual or as may be required by law. Each Party will establish procedures to protect the security and confidentiality of such information. Nonpublic Personal Information shall mean any information about an individual, including financial and health information, that is not publicly available.

18.	The Insurance Company shall indemnify Underwriter/Distributor for any losses to which Underwriter may become subject, insofar as such losses result from negligent, fraudulent or unauthorized acts or omissions by the Insurance Company or its employees.

19.	Underwriter/Distributor agrees to indemnify the Insurance Company for any losses to which the Insurance Company may be subject if the losses arise out of or result from negligent, improper, fraudulent or unauthorized acts or omissions by Underwriter, its employees, sales personnel, agents or principals, including but not limited to improper solicitations of applications for Contracts, unauthorized use of sales materials or advertisements, or any oral or written misrepresentations or unlawful sales practices or prohibited transactions without exemptions.

20.	(a)	Except as provided by paragraph 20(b) through (e), this Agreement may be terminated by either Party hereto upon 180 days' written notice to the other Party.

	(b)	This Agreement may be terminated immediately upon written notice of one Party to the other Party hereto in the event of bankruptcy or insolvency of the Party to which notice is given.

	(c)	This Agreement may be terminated immediately, at the option of the Insurance Company, in the event that formal administrative proceedings are instituted against the Underwriter by the FINRA, SEC, any state Insurance Commissioner or any other regulatory body regarding Underwriter or Distributors’ duties under this Agreement or related to the sale of Contracts, and the Insurance Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Underwriter or Distributor to perform its obligations under this Agreement.

	(d)	This Agreement may be terminated immediately, at the option of the Underwriter/Distributor, in the event that any of the underlying funds are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by Insurance Company.

	(e)	This Agreement may be terminated immediately, at the option of Underwriter/Distributor, if the underlying fund(s) ceases to qualify as a

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Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1954, as amended.

	(f)	This Agreement may be terminated, at the option of Insurance Company, if (a) Insurance Company shall determine in its sole judgment exercised in good faith that Underwriter/Distributor has suffered a material adverse change in its business or financial condition or is subject to material adverse publicity and such material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of Insurance Company, (b) Insurance Company shall notify Underwriter/Distributor in writing of such determination and its intent to terminate this Agreement and (c) after considering the actions taken by Underwriter/Distributor and any other changes in circumstances since the giving of such notice, such determination of Insurance Company shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective day of termination.

	(g)	This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

	(h)	The Underwriter/Distrobutor shall not assign or delegate its responsibilities under this Agreement without the written consent of the Insurance Company.

	(i)	Upon termination of this Agreement, all authorizations, right and obligations shall cease except the obligations to settle accounts hereunder, including payments of premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by the Insurance Company prior to termination.

21.	This Agreement is subject to and its terms are to be interpreted and construed in accordance with the provisions of the Investment Company Act, the 1933 Act, the 1934 Act, and the rules, regulations, and rulings thereunder and is subject to the provisions of the FINRA Rules. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from section 15(b)(2) of the Investment Company Act.

The Underwriter shall submit to all regulatory and administrative entities having jurisdiction over the operations of the Accounts, present or future; and will provide any information, reports or other material which any such entity by reason of this Agreement may request or require pursuant to applicable laws or regulations.

22.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23.	This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Nebraska.

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IN WITNESS WHEREOF, the parties hereto have caused this Principal Underwriting and Distribution Agreement to be executed by the following authorized individuals for the purposes expressed herein and as of the date first set forth above.

AMERITAS INVESTMENT CORP.

By:	/s/ Cheryl Heilman
Cheryl Heilman, President

AMERITAS LIFE INSURANCE CORP.

By:	/s/ Robert M. Jurgensmeier
Robert M. Jurgensmeier
Senior Vice President, Chief Actuary, Individual

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